EXHIBIT 5


                            INVESTMENT AGREEMENT

                                  BETWEEN

                                LIVENT INC.

                                    AND

                              ROY L. FURMAN



                              JUNE 12, 1998






                             TABLE OF CONTENTS


      1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .   3

      2.   PURCHASE AND SALE OF COMMON SHARES  . . . . . . . . . . . . .   6

      3.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

      4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           4.1    Organization, Good Standing and Qualification  . . . .   7
           4.2    Capitalization . . . . . . . . . . . . . . . . . . . .   7
           4.3    Options, Warrants and Reserved Shares  . . . . . . . .   7
           4.4    Subsidiaries . . . . . . . . . . . . . . . . . . . . .   8
           4.5    Due Authorization  . . . . . . . . . . . . . . . . . .   8
           4.6    Valid Issuance of Stock  . . . . . . . . . . . . . . .   9
           4.7    No Conflicts . . . . . . . . . . . . . . . . . . . . .   9
           4.8    Compliance . . . . . . . . . . . . . . . . . . . . . .   9
           4.9    No Orders  . . . . . . . . . . . . . . . . . . . . . .  10
           4.10   Litigation . . . . . . . . . . . . . . . . . . . . . .  10
           4.11   Financial Information  . . . . . . . . . . . . . . . .  10
           4.12   Absence of Undisclosed Liabilities . . . . . . . . . .  11
           4.13   Material Adverse Effect  . . . . . . . . . . . . . . .  11
           4.14   Securities Laws  . . . . . . . . . . . . . . . . . . .  11
           4.15   Title and Interest . . . . . . . . . . . . . . . . . .  12
           4.16   Real Property  . . . . . . . . . . . . . . . . . . . .  12
           4.17   Environmental Matters  . . . . . . . . . . . . . . . .  13
           4.18   Property and Assets  . . . . . . . . . . . . . . . . .  14
           4.19   Material Contracts . . . . . . . . . . . . . . . . . .  14
           4.20   Intellectual Property  . . . . . . . . . . . . . . . .  14
           4.21   Labor Relations  . . . . . . . . . . . . . . . . . . .  16
           4.22   Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  17
           4.23   Consents and Approvals . . . . . . . . . . . . . . . .  18
           4.24   Information  . . . . . . . . . . . . . . . . . . . . .  18
           4.25   Common Shares Listing  . . . . . . . . . . . . . . . .  19
           4.26   Board Recommendations  . . . . . . . . . . . . . . . .  19
           4.27   Shareholder Approval . . . . . . . . . . . . . . . . .  19

      5.   REPRESENTATIONS AND WARRANTIES OF FURMAN

           5.1    Due Authorization  . . . . . . . . . . . . . . . . . .  19
           5.2    No Conflicts . . . . . . . . . . . . . . . . . . . . .  20
           5.3    Investor Status  . . . . . . . . . . . . . . . . . . .  20
           5.4    Accredited Investor  . . . . . . . . . . . . . . . . .  20
           5.5    No General Solicitation  . . . . . . . . . . . . . . .  20

      6.   COVENANTS OF THE COMPANY

           6.1    Affirmative Covenants.   . . . . . . . . . . . . . . .  20
           6.2    Restrictions . . . . . . . . . . . . . . . . . . . . .  23
           6.3    No Solicitation  . . . . . . . . . . . . . . . . . . .  25
           6.4    Shareholders' Meeting  . . . . . . . . . . . . . . . .  26

      7.   CONDITIONS TO FURMAN'S OBLIGATIONS AT CLOSING

           7.1    Representations and Warranties . . . . . . . . . . . .  28
           7.2    Performance  . . . . . . . . . . . . . . . . . . . . .  28
           7.3    Compliance Certificate . . . . . . . . . . . . . . . .  28
           7.4    No Litigation  . . . . . . . . . . . . . . . . . . . .  28
           7.5    Proceedings and Documents  . . . . . . . . . . . . . .  28
           7.6    Transaction Documents  . . . . . . . . . . . . . . . .  29
           7.8    Board of Directors . . . . . . . . . . . . . . . . . .  29
           7.9    Listing  . . . . . . . . . . . . . . . . . . . . . . .  29
           7.10   Opinion of Counsel . . . . . . . . . . . . . . . . . .  30
           7.11   Closing of Other Investment  . . . . . . . . . . . . .  30

      8.   CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING

           8.1    Representations and Warranties . . . . . . . . . . . .  30
           8.2    Payment of Purchase Price  . . . . . . . . . . . . . .  30
           8.3    Proceedings and Documents  . . . . . . . . . . . . . .  30
           8.4    Shareholder Approvals  . . . . . . . . . . . . . . . .  30
           8.5    Listing  . . . . . . . . . . . . . . . . . . . . . . .  30
           8.6    Fairness Opinion . . . . . . . . . . . . . . . . . . .  31
           8.7    Private Placement Questionnaire. . . . . . . . . . . .  31

      9.   TERMINATION

           9.1    Termination  . . . . . . . . . . . . . . . . . . . . .  31
           9.2    Effect of Termination  . . . . . . . . . . . . . . . .  31

      10.  MISCELLANEOUS

           10.1   Survival . . . . . . . . . . . . . . . . . . . . . . .  31
           10.2   Successors and Assigns . . . . . . . . . . . . . . . .  32
           10.3   Governing Law  . . . . . . . . . . . . . . . . . . . .  32
           10.4   Currency . . . . . . . . . . . . . . . . . . . . . . .  32
           10.5   Public Announcements; Confidentiality  . . . . . . . .  32
           10.6   Counterparts . . . . . . . . . . . . . . . . . . . . .  32
           10.7   Time of Essence  . . . . . . . . . . . . . . . . . . .  32
           10.8   Headings . . . . . . . . . . . . . . . . . . . . . . .  32
           10.9   Notices  . . . . . . . . . . . . . . . . . . . . . . .  32
           10.10  No Finder's Fees . . . . . . . . . . . . . . . . . . .  34
           10.11  Costs and Expenses . . . . . . . . . . . . . . . . . .  34
           10.12  Amendments and Waivers . . . . . . . . . . . . . . . .  35
           10.13  Severability . . . . . . . . . . . . . . . . . . . . .  35
           10.14  Entire Agreement . . . . . . . . . . . . . . . . . . .  35
           10.15  Further Assurances . . . . . . . . . . . . . . . . . .  35



                           SCHEDULES AND EXHIBITS


 Schedule            Description
 --------            -----------
 4.3                 Options, Warrants and Reserved Shares
 4.4(b)              Organizational Chart
 4.4(c)              Stock Ownership
 4.7                 Conflicts
 4.8                 Compliance
 4.12                Liabilities
 4.13                Material Adverse Effect
 4.16(a)             Real Property
 4.16(b)             Permitted Encumbrances
 4.19                Material Contracts
 4.23                Consents and Approvals
 4.27                Shareholder Approval
 6.1(a)              Writedowns
 6.1(e)              Insurance
 7.10                Form of Company Legal Opinion
 10.10               Finder's Fees


 Exhibit             Description
 -------             -----------
 A                   Employment Agreement Term Sheet
 B                   Stock Option Term Sheet






                           INVESTMENT AGREEMENT


           This INVESTMENT AGREEMENT (this "Agreement") is made and entered into as of the 12th day of June, 1998 by and among Livent Inc., an Ontario corporation (the "Company") and Roy L. Furman ("Furman").

                            W I T N E S S E T H:

           WHEREAS, the Company desires to sell to Furman, and Furman desires to purchase from the Company, Common Shares of the Company on the terms and conditions set forth in this Agreement;

           WHEREAS, in order to induce Furman to make the investment, join the Board of Directors and become Chairman and Chief Executive Officer of the Company, the Company desires to issue warrants to Furman and the Company and Furman agree to enter into a Warrant Agreement concurrently herewith providing for the issuance of such warrants to Furman to purchase Common Shares (the "Warrant Agreement");

           WHEREAS, Garth H. Drabinsky and Myron I. Gottlieb (the "Executives"), Lynx Ventures L.P., a Delaware limited partnership ("LV"), David R. Maisel ("Maisel") and Furman have entered into a Voting Trust Agreement, dated as of the date hereof, establishing certain terms and conditions concerning the voting of Common Shares held by the parties (the "Voting Trust Agreement");

           WHEREAS, the Executives, LV, Maisel and Furman have entered into a Voting Agreement, dated as of the date hereof, establishing certain terms and conditions concerning the voting of certain Common Shares held by the parties which are not subject to the Voting Trust Agreement (the "Voting Agreement").

           WHEREAS, the Executives and LV have entered into an Assignment and Assumption Agreement, dated as of the date hereof (the "Assignment and Assumption Agreement"), that assigns all of the Executives' assignable rights under the voting trust agreement by and among the Company, Executives, certain management holders of Common Shares and the Depositary (as defined therein) dated May 19, 1993 (the "Management Voting Trust Agreement");

           WHEREAS, the Executives intend to resign as Voting Trustees ( as defined in the Management Voting Trust Agreement) under the Management Voting Trust Agreement and to appoint LV as the sole Voting Trustee under such agreement;

           WHEREAS, the Company, the Executives, Maisel, LV, Furman and the THL Entities (as defined below), have entered into a Shareholders Agreement, dated as of the date hereof, providing for certain rights and restrictions with respect to the Common Shares held by such parties and establishing certain terms and conditions concerning the voting of Common Shares held by the parties thereto (the "Shareholders Agreement");

           WHEREAS, LV, Thomas H. Lee Equity Partners, L.P., a Delaware limited partnership and THL-CCI Limited Partnership, a Massachusetts limited partnership (the "THL Entities") have entered into a Voting, Right of First Offer and Waiver Agreement, dated as of the date hereof, establishing, among other things, certain terms and conditions concerning the voting of Common Shares held by the parties thereto (the "THL Voting Agreement");

           WHEREAS, the Company and each of the Executives, Maisel and Furman desire to enter into individual Employment Agreements providing for certain employment responsibilities of each of the Executives, Maisel and Furman (the "Employment Agreements");

           WHEREAS, the Company and CKE Associates LLC have entered into an Advisory Agreement, dated as of the date hereof, providing for certain advisory services of LV to the Company (the "Advisory Agreement"); and

           WHEREAS, the Company, LV, the Executives, Maisel, Furman and the THL Entities have entered into, an Omnibus Agreement, dated as of April 13, 1998 (the "Omnibus Agreement"), which evidences the intention of such parties to be legally bound to the terms of the term sheets attached thereto and to enter into the expanded agreements and documents referred to above, each of which is addressed in the term sheets attached to the Omnibus Agreement .

           NOW, THEREFORE, in consideration of valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) and the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1.   DEFINITIONS.

      "Advisory Agreement" has the meaning ascribed thereto in the recitals;

      "Agreement" has the meaning ascribed thereto in the preamble;

      "Assignment and Assumption Agreement" has the meaning ascribed thereto in the recitals;

      "Board of Directors" means the Board of Directors of the Company;

      "Board Recommendation" has the meaning ascribed thereto in Section
      6.1(d);

      "Business Day" means a day on which both the TSE and NASDAQ are open for trading;

      "Closing" and "Closing Date" have the meanings ascribed thereto respectively in Section 3;

      "Commission" shall mean the United States Securities and Exchange Commission;

      "Common Shares" means the common shares of the Company, any shares resulting from the change of the designation of the common shares, and any shares into which the common shares may be changed, converted, exchanged or reclassified;

      "Company" has the meaning ascribed thereto in the preamble;

      "EEOC" has the meaning ascribed thereto in Section 4.21;

      "Employment Agreement Term Sheet" shall mean the term sheets attached hereto as Exhibit A;

      "Employment Agreements" has the meaning ascribed thereto in the recitals;

      "Executives" has the meaning ascribed thereto in the recitals;

      "First Preferred Shares" means the preferred shares of the Company designated as First Preferred Shares;

      "Furman" has the meaning ascribed thereto in the preamble;

      "GAAP" has the meaning ascribed thereto in Section 4.11;

      "Hazardous Materials" has the meaning ascribed thereto in Section
      4.17;

      "Intellectual Property" has the meaning ascribed thereto in Section
      4.20;

      "License Agreements" has the meaning ascribed thereto in Section
      4.20(a);

      "Liens" has the meaning ascribed thereto in Section 4.15;

      "Management Voting Trust Agreement" has the meaning ascribed thereto in the recitals;

      "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, prospects, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

      "1933 Act" means the United States Securities Act of 1933, as amended;

      "1934 Act" means the United States Securities Exchange Act of 1934, as amended;

      "1998 Annual Meeting" means the annual meeting of holders of Common Shares to be held on June 4, 1998 or at such other date as may be determined hereafter;

      "NASDAQ" has the meaning ascribed thereto in Section 4.25;

      "New Stock Option Plan" has the meaning ascribed thereto in Section
      6.1(d);

      "NLRB" has the meaning ascribed thereto in Section 4.21;

      "Organizational Documents" shall mean the articles of incorporation, certificate of incorporation, by-laws, certificates of formation, or other constitutional documents;

      "Permitted Encumbrances" has the meaning ascribed thereto in Section 4.16(b);

      "Person" shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government;

      "Purchase Price" has the meaning as ascribed thereto in Section 2;

      "Purchased Shares" has the meaning ascribed thereto in Section 2;

      "Real Property" means all of the Company's and its Subsidiaries' right, title and interest in and to all real property, including, without limitation, all fee titles, leaseholds, easements, rights of way and licenses and real property subject to operating or management agreements and the structures, improvements, buildings and fixtures located thereon;

      "Realty Use Rights" has the meaning ascribed thereto in Section
      4.16(c);

      "Representative" shall mean a representative officer, director, employee, agent or other representative (including, without limitation, any investment banker, attorney or accountant);

      "Shareholder Approval" means the approval by shareholders of the Company as required by and in accordance with applicable rules, regulations, statutes or any other pronouncements of the TSE, NASDAQ or any federal, state, provincial or local governmental authority;

      "Shareholders Agreement" has the meaning ascribed thereto in the recitals;

      "Securities Act (Ontario)" means the Securities Act, R.S.O. 1990,
      c. S.5, as the same may be amended, re-enacted or replaced from time to time;

      "Software" has the meaning ascribed thereto in Section 4.20;

      "Subsidiary" shall mean any Person of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the capital stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person;

      "THL Voting Agreement" has the meaning ascribed thereto in the recitals;

      "Trade Secrets" has the meaning ascribed thereto in Section 4.20;

      "Transaction Documents" means, collectively, each of the agreements referenced in Section 7.6;

      "Stock Option Term Sheet" means the term sheet attached hereto as Exhibit B;

      "TSE" means the Toronto Stock Exchange;

      "Updates" has the meaning ascribed thereto in Section 6.1(j);

      "Voting Agreement" has the meaning ascribed thereto in the recitals;

      "Voting Trust Agreement" has the meaning ascribed thereto in the recitals;

      "Warrant Agreement" has the meaning ascribed thereto in the recitals;

      "Writedown" has the meaning ascribed thereto in Section 6.1(a).

      2. PURCHASE AND SALE OF COMMON SHARES. Upon the terms and subject to the conditions hereof, at the Closing and taking place simultaneously therewith, the Company shall issue, sell and deliver to Furman, and Furman shall subscribe for and purchase from the Company, free and clear of all Liens, 250,000 Common Shares (the "Purchased Shares") for an aggregate purchase price of U.S.$2,000,000 (the "Purchase Price").

      3. CLOSING. The closing of the purchase and sale of the Purchased Shares (the "Closing") shall occur as soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereto, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or at such other place as the Company and Furman may agree. The time and date upon which the Closing occurs is herein called the "Closing Date." The Company shall deliver to Furman at the Closing a duly executed certificate evidencing the Purchased Shares registered in the name of Furman and Furman shall deliver to the Company at the Closing the Purchase Price, payable by interbank transfer of immediately available funds to accounts designated by the Company in writing at least two Business Days prior to the Closing Date. In addition, each party to this Agreement shall execute and deliver each of the Transaction Documents and such other documents as may be required by this Agreement or that are reasonable and customary and are requested by the other party.

      4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Furman that the statements in the following paragraphs of this Section 4 are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

           4.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated and organized and is validly subsisting under the laws of the Province of Ontario. The Company has all requisite power and authority to own, lease and operate the property and assets it now owns, leases and operates and to conduct its business as presently conducted and as proposed to be conducted and to execute and deliver this Agreement and the Purchased Shares. The Company is duly qualified and licensed as a corporation to conduct its business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned, leased or operated by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect.

           4.2 Capitalization. The authorized capital of the Company consists of (i) an unlimited number of Common Shares of which on the date hereof there are 18,071,235 outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights, other than those contemplated by the Shareholders Agreement and the THL Voting Agreement, and (ii) an unlimited number of First Preferred Shares, of which on the date hereof there are none outstanding.

           4.3 Options, Warrants and Reserved Shares. Except as set forth in Schedule 4.3 hereto, there are no outstanding agreements, warrants, options, rights or privileges, pre-emptive or contractual, including convertible or exchangeable securities, to subscribe for, purchase or otherwise acquire any Common Shares or other equity securities of the Company or securities convertible into or exchangeable for Common Shares or other equity securities of the Company. All Common Shares issuable as set forth in Schedule 4.3, shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, other than those contemplated by the Shareholders Agreement and the THL Voting Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable.

           4.4  Subsidiaries.

           (a) Each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Subsidiaries of the Company has the requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to conduct its business as presently conducted and as proposed to be conducted. Each Subsidiary is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect.

           (b) Attached hereto as Schedule 4.4(b) is an organizational chart of the Company and its Subsidiaries. All of the capital stock, share capital, securities convertible or exercisable into capital stock, or other equity interests of each Subsidiary are owned by the Company or its Subsidiaries, free and clear of all Liens, other than pledges in favor of Canadian Imperial Bank of Commerce ("CIBC").

           (c)  Except for its Subsidiaries and as otherwise set forth on
      Schedule 4.4(c), the Company owns no stock, securities or equity interests in any Person.

           4.5 Due Authorization. Subject to a requirement to obtain shareholder approval of this Agreement, the Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is and is to be a party and to issue the Purchased Shares and to consummate the transactions contemplated hereby and thereby; this Agreement has been, and upon execution and delivery thereof to Furman will be, duly executed and delivered on behalf of the Company and will constitute the legal valid and binding obligation of the Company enforceable against the Company by Furman in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

           4.6 Valid Issuance of Stock. The Purchased Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, other than those contemplated by the Shareholders Agreement and the THL Voting Agreement.

           4.7 No Conflicts. Except as set forth in Schedule 4.7 attached hereto, none of: (i) the authorization, execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party; (ii) the issuance and sale of the Securities as provided herein or in the Transaction Documents; or (iii) any further acquisitions of shares of capital stock of the Company by Furman (including shares that would be issued by the Company to Furman) results or would result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or is in conflict with or does or will result in a breach by the Company of or does or will create a state of facts which after notice or lapse of time or both will result in a breach by the Company of any of the terms or provisions of
 (a) the Organizational Documents of the Company or any of its Subsidiaries,
 (b) the resolutions of the directors or shareholders of the Company, (c) other than with respect to clause (iii) above, any statute, law, regulation, court order or decision to which the Company is subject or (d) any material indenture, instrument, agreement or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries are or may become bound, excluding from such clauses
 (c) and (d), such breaches or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           4.8 Compliance. Except as set forth in Schedule 4.8, neither the Company nor any of the Subsidiaries is in violation of any term or provision of (a) their respective Organizational Documents, (b) any agreement or instrument to which any of them is a party or by which any of them or their respective assets are bound, including any existing license to conduct business, note, bond, mortgage, indenture, contract, lease, permit, franchise or other instrument, or (c) any applicable law, excluding from such clauses (b) and (c), such violations that, in the aggregate, have not had, or could not reasonably be expected to have, a Material Adverse Effect.

           4.9 No Orders. No order suspending the sale or ceasing the trading of the Common Shares has been issued by any court, securities commission or regulatory authority in Canada or the United States, and no proceedings for such purpose are pending or, to the knowledge of the Company, after reasonable inquiry, threatened.

           4.10 Litigation. There is not now pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor has the Company received notice in respect of, any claim or potential claim which could lead to any litigation, action, suit or other proceeding by or before any court, tribunal, governmental agency or authority, securities commission or regulatory body in Canada or the United States that may seek to enjoin the transactions contemplated herein or that, if successful, would have in the aggregate a Material Adverse Effect.

           4.11  Financial Information.

           (a) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31,1996 and the related statements of income, retained earnings and changes in financial position for the year then ended, including footnotes thereto, certified by Deloitte & Touche, independent certified public accountants, all of which have been delivered to Furman, fairly present the consolidated financial condition and consolidated results of operations of the Company and its Subsidiaries as of such dates and for such respective periods in accordance with generally accepted accounting principles and practices in Canada applied consistently ("GAAP"). Furman has been provided true and complete copies of such financial statements.

           (b) The audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1997 and the related statements of income, retained earnings and changes in financial position for the year then ended, including footnotes thereto, certified by Deloitte & Touche, independent certified public accountants, all of which were delivered to Furman on April 13, 1998, fairly present the consolidated financial condition and consolidated results of operations of the Company and its Subsidiaries as of such dates and for such respective periods in accordance with GAAP applied in a manner consistent with the financial statements described in paragraph (a) above.

           (c) The unaudited consolidated balance sheets of the Company and the Subsidiaries as of September 30, 1997, and the related statements of income, retained earnings and changes in financial position for the nine months then ended, including footnotes thereto, which have been delivered to Furman, fairly present the consolidated financial condition and consolidated results of operations of the Company and the Subsidiaries as of such date and for such period in accordance with GAAP applied in a manner consistent with the financial statements described in paragraphs (a) & (b) above.

           4.12  Absence of Undisclosed Liabilities.  Except as set forth in
 Schedule 4.12 hereto, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) subsequent to December 31, 1996, except for liabilities or obligations that were incurred in the ordinary course of business consistent with past practice, which would not, in the aggregate, have, or be reasonably expected to have, a Material Adverse Effect.

           4.13  Material Adverse Effect.  Except as set forth in Schedule
 4.13 hereto, since December 31, 1996 there has been no change in the business, results of operations, prospects, assets, liabilities and condition (financial or otherwise) of the Company and its Subsidiaries, individually or taken as a whole, which would have or be reasonably expected to have a Material Adverse Effect.

           4.14 Securities Laws. The Company has made all filings required of it under all applicable securities laws, regulations and rules and none of such filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither the issuance nor the sale of the Purchased Shares will result in any contravention by the Company of any securities laws, regulations or rules applicable to the Company.

           4.15 Title and Interest. Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all of the property and assets used by it, located on its premises, or shown on its financial books and records, free and clear of all claims, liens, charges, restrictions, reservations and agreements, mortgages, pledges, security interests, guarantees, easements, rights of way and encumbrances of any kind or character ("Liens") other than the security interests and other collateral security granted in connection with the credit agreement made as of December 4, 1996, as amended, between the Company and the Canadian Imperial Bank of Commerce and the Permitted Encumbrances (as defined below), and except for properties and assets disposed of in the ordinary course of business.

           4.16  Real Property.

           (a) All of the Company's and its Subsidiaries' material Real Property is described on Schedule 4.16(a). The Company and its Subsidiaries own or have the right to occupy and use all the Real Property, whether owned or leased by the Company and its Subsidiaries.

           (b) The Company and its Subsidiaries have good title to all the owned Real Property and to all buildings, structures and other improvements thereon and all fixtures thereto subject only to Liens which, individually or taken as a whole, do not materially interfere with the current use, occupancy or operation of the particular assets or properties, subject to such Liens, or to the matters described with respect to each parcel of Real Property on Schedule 4.16(b) (collectively, the "Permitted Encumbrances").

           (c) The Company and its Subsidiaries have sufficient right, title and interest in and to agreements which relate to or provide leases, easements, rights of way, licenses, management agreements, operating agreements and other non-ownership interests to use the Real Property in the manner in which it has been used in the past (collectively, the "Realty Use Rights"). The Realty Use Rights are valid and in full force and effect in accordance with their terms. There is not under any Realty Use Right (i) any default (or, to the knowledge of the Company, any claimed default) by the Company or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or its Subsidiaries which remains uncured, or (ii) to the knowledge of the Company, any existing default by any other party to any Realty Use Right, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Realty Use Right.

           (d) The Company and its Subsidiaries are lawfully in possession of all leased Real Property; and are presently occupying the entirety of each parcel of the leased Real Property for the purposes set forth in each lease agreement with respect thereto.

           (e) All of the Real Property is free from any material use or occupancy restrictions which would prevent the Company from using or operating in accordance with past practice, except those imposed by applicable zoning laws, ordinances and regulations, and from all special taxes or assessments. No assessment for public improvement or otherwise which is due and remains unpaid has been made against the Real Property and the Company is not aware of any currently proposed or pending assessment for public improvements or otherwise. No options have been granted to others to purchase, lease or otherwise acquire any interest in the Real Property.

           (f) To the Company's knowledge, the present use of and enjoyment of material buildings, structures and improvements on the Real Property are in conformity with all applicable laws, rules, regulations and ordinances.

           (g) The Company and its Subsidiaries have not received any notice that the owner of any leased Real Property has made any assignment, pledge or hypothecation of the lease agreement with respect thereto or the rents or use fees due thereunder.

           4.17  Environmental Matters.

           (a) As used herein, the term "Environmental Laws" means all applicable U.S. or Canadian federal, state, provincial, local or any foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes ( collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all applicable authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder to the extent applicable to the specific operations or Real Property of the Company and its Subsidiaries.

           (b) There are, with respect to the Company, its Subsidiaries or any predecessors of the foregoing, no past or present violations of Environmental Laws, releases of any materials into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar U.S. or Canadian federal, state, provincial, local or any foreign laws, other than those which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and none of the Company and its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

           4.18 Property and Assets. Each of the Company and its Subsidiaries owns or leases all real, personal, tangible and intangible property and assets (including, without limitation, all production rights) necessary for the conduct of their respective businesses as such businesses are presently conducted and are proposed to be conducted. To the knowledge of the Company, all tangible properties and assets owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, have been well maintained, and conform with all applicable laws, statutes, ordinances, rules and regulations.

           4.19  Material Contracts.  Except for those agreements listed on
 Schedule 4.19, neither the Company nor any of the Subsidiaries is a party to any agreement not in the ordinary course of business or not made at arm's length. All of the Company's material agreements, arrangements, understandings and contracts are valid and binding obligations, in full force and effect in all respects and are being performed in accordance with their terms in all material respects and to the knowledge of the Company the parties to such agreements, arrangements, understandings and contracts are in compliance in all material respects with the terms thereof.

           4.20 Intellectual Property. The Company and its Subsidiaries own or have the valid right to use all material patents and patent applications; trademarks, service marks, and trademark or service mark registrations and applications, trade names, Internet domain names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing; copyrights, copyright and mask works (as defined in 17 U.S.C. 901, et seq.) registrations, renewals and applications for copyrights and mask works; computer software, computer programs, and computer hardware (collectively, "Software"); rights of publicity
 (including but not limited to names, images, and biographical materials concerning individuals) and rights of privacy; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"); and license agreements relating to any of the foregoing (all of the foregoing, collectively, the "Intellectual Property") used in or necessary to the conduct of the Company and its Subsidiaries' businesses as currently conducted or planned to be conducted.

           (a) All agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company or its Subsidiaries is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property, indicating for each the title, the parties, date executed, and the Intellectual Property covered thereby (collectively, the "License Agreements") are valid and binding obligations of the Company or its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries under any such License Agreement.

           (b) The Intellectual Property owned by the Company and its Subsidiaries is free and clear of all Liens.

           (c) There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which (i) restrict the Company or its Subsidiaries' rights to use any Intellectual Property,
      (ii) restrict the Company or its Subsidiaries' business in order to accommodate a third party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe the Company or its Subsidiaries' Intellectual Property.

           (d) To the best of the Company 's and its Subsidiaries' knowledge, the conduct of the Company 's and its Subsidiaries' business as currently conducted or planned to be conducted does not infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). There are no claims or suits pending or, to the Company 's or its Subsidiaries' knowledge, threatened, and the Company and its Subsidiaries have not received any notice of a third party claim or suit (i) alleging that the Company 's or its Subsidiaries' activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, (ii) alleging that the Company 's or its Subsidiaries' activities or the conduct of its businesses is libelous, slanderous, or otherwise defamatory, (iii) challenging the ownership, use, validity or enforceability of any Intellectual Property, or (iv) challenging any Intellectual Property licensed to the Company or its Subsidiaries.

           (e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company 's or its Subsidiaries' right to own or use any of the Intellectual Property nor require the consent of any governmental authority or third party in respect of any such Intellectual Property.

           (f) To the knowledge of the Company, none of the material Software used or relied on by the Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

           4.21  Labor Relations.   (i) The Company and its Subsidiaries
 are in compliance in all material respects with all federal, state and provincial laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor or unfair employment practice, (ii) there is no unlawful employment practice discrimination charge relating to the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency" or any comparable authority in any jurisdiction, (iii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board ("NLRB") or any comparable authority in any jurisdiction, (iv) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving or affecting the Company or any of its Subsidiaries, (v) no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of the Company, threatened to be brought or filed with the NRLB or any other labor relations tribunal or authority, (vi) no grievance or arbitration proceeding relating to the Company or any of its Subsidiaries is pending and no written claim therefor exists, (vii) there is no claim, charge or complaint relating to the Company or any of its Subsidiaries relating to violations of applicable human rights laws or regulations, (vii) the Company and each of its Subsidiaries have complied with all applicable laws relating to payroll and wage deductions for unemployment insurance, and
 (ix) there is no collective bargaining agreement which is binding on the Company or any of its Subsidiaries.

           4.22 Taxes. Each of the Company and its Subsidiaries has filed all tax returns that it was required to file. All such tax returns were correct and complete in all material respects. All taxes due and owed by any of the Company and its Subsidiaries have been paid, except where a delinquency in payment would not, individually or in the aggregate, have a Material Adverse Effect. There are no Liens on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax, including, without limitation, goods and services taxes and provincial sales taxes.

           Each of the Company and its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, shareholder, or other third party.

           The Company does not expect any authority to assess any additional taxes for any period for which tax returns have been filed. The Company is not aware of any dispute or claim concerning any liability for taxes of the Company or any of its Subsidiaries. None of the U.S. or Canadian federal, state, provincial, local, and foreign income tax returns filed with respect to any of the Company and its Subsidiaries for taxable periods or taxation years ended on or after December 31, 1993, have been audited or currently are the subject of audit. The Company has delivered to Furman correct and complete copies of all U.S. and Canadian federal income tax returns, letters from Revenue Canada and the U.S. Internal Revenue Service, and notices of assessment or reassessment in respect of assessments or reassessments against or agreed to by any of the Company and its Subsidiaries since December 31, 1993.

           None of the Company and its Subsidiaries have waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment, reassessment or deficiency other than in respect of Ontario Provincial sales tax relating to preproduction costs.

           The provisions and reserves on the books of the Company and each Subsidiary in respect of taxes are adequate to cover all accrued and unpaid taxes of the Company and the Subsidiaries (whether or not disputed). No reserve has been taken in respect of Ontario Provincial sales tax relating to preproduction costs.

           4.23  Consents and Approvals.

           (a) Except as set forth in Schedule 4.23 hereto, the execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, the Company does not and will not, require any consent, approval, authorization, registration, qualification, declaration, filing, governmental approval or other action by, or filing with or notification to, any third party or any governmental authority.

         (b) Except as set forth on Schedule 4.23, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall not trigger any change of control or ownership provisions or clauses in any agreement, arrangement, understanding or contract, whether formal or informal, written or oral, or subject the Company or its Subsidiaries to any predetermined adverse alteration or modification in any ongoing relationship (without consideration of the change of control or ownership provision or the provision for the predetermined adverse alteration or modification as part of the ongoing relationship).

           4.24 Information. The Company has provided to Furman all information which a reasonable investor would consider material in connection with making an informed decision regarding an investment in the Company of the size, and in the circumstances contemplated by Furman (including with respect to share ownership, voting rights and governance). The information supplied by the Company does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

           4.25 Common Shares Listing. The Common Shares are registered pursuant to Section 12(g) of the 1934 Act and are listed on the NASDAQ National Market ("NASDAQ") and the TSE. The Company is a reporting issuer under the Securities Act (Ontario). The Company has taken no action designed to cause, or likely to result in, the termination of the registration of the Common Shares under the 1934 Act or the Company's reporting issuer status under the Securities Act (Ontario) or the delisting of the Common Shares from NASDAQ or the TSE, nor has the Company received any notification that the Commission or its Canadian equivalent or the National Association of Securities Dealers, Inc. or the TSE is contemplating the termination of such registration or listing. Prior to Closing, the Purchased Shares will have been approved for trading on the TSE, subject to notice of issuance.

           4.26 Board Recommendations. The Company has taken all actions necessary to procure the Board Recommendation for Shareholder Approval with respect to the transactions contemplated by this Agreement and the Transaction Documents.

           4.27 Shareholder Approval. In order for shareholder approval to be obtained for any of the matters contemplated by this Agreement to be submitted to shareholders of the Company, the vote required is a majority of the votes present, either in person or by proxy, at a duly constituted meeting of shareholders of the Company and all shareholders other than the parties identified on Schedule 4.27 are entitled to vote on such matters.

      5. REPRESENTATIONS AND WARRANTIES OF FURMAN. Furman hereby represents and warrants to the Company that the statements in the following paragraphs of this Section 5 are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

           5.1 Due Authorization. Furman has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which Furman is a party and to consummate the transactions contemplated hereby. This Agreement has been, and upon execution and delivery thereof to the Company will be, duly executed and delivered on behalf of Furman and will constitute legal valid and binding obligations of Furman enforceable against Furman by the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

           5.2 No Conflicts. The authorization, execution, delivery and performance by Furman of this Agreement and the Transaction Documents is not in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any statute, law, regulation, court order or decision to which Furman is subject, or any material indenture, instrument, agreement or undertaking to which Furman is a party or by which Furman or the properties and assets of Furman are or may become bound or results or would result in the creation or imposition of any Lien upon any of the properties or assets of Furman.

           5.3 Investor Status. Furman has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is able to bear the economic risks of such investment.

           5.4 Accredited Investor. Furman is an "accredited investor" as defined in Rule 501(a) under the 1933 Act. Furman is acquiring the Purchased Shares for his own account and not with a view to any resale, distribution or other disposition of the Purchased Shares in violation of the United States securities laws.

           5.5 No General Solicitation. Furman acknowledges that he has not acquired the Purchased Shares as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

      6.   COVENANTS OF THE COMPANY.

           6.1 Affirmative Covenants. The Company covenants and agrees with Furman that it will do or cause to be done the following:

           (a)  write off the items and in the amounts as set forth in
      Schedule 6.1(a) attached hereto (the "Writedown") in the 1997 Audited Financial Statements;

           (b) upon the request of Furman, take all such action as is required under applicable law to cause Furman to be elected Chairman of the Board of Directors at the 1998 Annual Meeting;

           (c) appoint Furman to the office of Chief Executive Officer of the Company effective as of the Closing Date;

           (d) upon the request of Furman, take all such action as is required under applicable law to obtain Shareholder Approval of the transactions contemplated hereby, including a new Company employee stock option plan with terms and conditions substantially similar to those set forth on the Stock Option Term Sheet (the "New Stock Option Plan") at the 1998 Annual Meeting, including making a recommendation that the holders of shares of capital stock of the Company approve (a "Board Recommendation") the adoption of the transactions contemplated hereby, including the New Stock Option Plan;

           (e) will maintain appropriate insurance on its assets and business, including "key man" life insurance policies on the lives of the employees of the Company set forth in Schedule 6.1(e) attached hereto of not less than $12,000,000 per policy that may not be pledged or assigned to any person other than a senior institutional lender to the Company;

           (f) use its best efforts to consummate the transactions contemplated by this Agreement and the Transaction Documents, subject to the terms and conditions set forth herein and therein;

           (g) use its best efforts to obtain shareholder approval of this Agreement and, the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, to the extent applicable, including, if necessary, determining at a meeting duly called and held that this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, taken together, are advisable and in the best interests of the Company and its shareholders and making a Board Recommendation with respect to the approval of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

           (h) use its best efforts to obtain all consents, approvals and authorizations set forth in Schedule 4.23, including without limitation, the Required Consents and to consult with Furman and keep Furman appraised of the progress with respect to such consents, approvals and authorizations;

           (i) from the date of this Agreement to the Closing Date, permit Furman to attend all meetings of the Board of Directors, provided, that Furman shall excuse himself from the meeting of the Board of Directors in the event that matters presented at a meeting of the Board of Directors relating to the transactions contemplated by this Agreement would create a conflict of interest;

           (j) promptly provide Furman with written notification of any event, occurrence or other information of any kind whatsoever which in any way affects the continued truth, correctness or completeness of any representation or warranty made by the Company in this Agreement or would cause any of the conditions to any party's obligations to consummate the transactions contemplated by this Agreement not to be fulfilled ("Updates"). All such written notifications shall specifically identify any and all of the representations or warranties affected by the event, occurrence or information that necessitated the giving of such notice. Notwithstanding the foregoing, the Updates shall not be given effect for the purposes of (i) determining the accuracy of the representations and warranties contained in this Agreement, (ii) determining the satisfaction of the conditions precedent to the obligations of Furman contained in Section 7 of this Agreement, or (iii) limiting Furman's ability to seek indemnification from the Company pursuant to the terms of this Agreement;

           (k) will, and will cause its Subsidiaries and each of their Representatives to, give Furman and his respective Representatives reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Representatives of the Company and the Company's Subsidiaries to furnish Furman and Representatives of Furman with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Furman may from time to time reasonably request;

           (l) use its best efforts to cause the Purchased Shares to be listed on the TSE and NASDAQ, including filing notice of the transactions contemplated herein with the TSE forthwith and seeking conditional approval of the TSE and NASDAQ to such listing prior to the Closing Date;

           (m) use its best efforts to maintain its status as a registrant under the 1934 Act and a "reporting issuer" under the Securities Act (Ontario) that is not in default or contravention of any requirement of the 1934 Act and Securities Act (Ontario);

           (n) use its best efforts to maintain the listing and posting for trading of the Common Shares (including the Purchased Shares) on the TSE and NASDAQ;

           (o) shall, at the request of Furman, provide such information and otherwise cooperate with Furman in such consultations with Furman and Investment Canada as Furman may choose to have in connection with the transaction contemplated hereunder, or for purposes of any subsequent acquisition of securities of the Company; and

           (p) use its best efforts to obtain the CIBC Opinion prior to April 24, 1998.

           6.2  Restrictions.   Except as contemplated by this Agreement or
 as expressly agreed to in writing by Furman, during the period from the date of this Agreement to the Closing Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill.
 Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or required by law prior to the Closing Date, the Company will not, and will cause its Subsidiaries not to, without the consent of Furman and LV:

           (a) adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

           (b) incur any indebtedness for borrowed money in excess of $300,000 in a single transaction (including involving a series of related incurrences);

           (c) expend funds, or commit to expend funds, in excess of $300,000 in a single transaction (including a series of related expenditures or commitments) other than preexisting preproduction commitments or any budgeted expenditures for advertising in place at January 1, 1998;

           (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

           (e) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (f) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights); provided, however, that this covenant shall not restrict the Company from issuing up to 75,000 stock options pursuant to a resolution of the Board of Directors at the April 12, 1998 meeting of the Board of Directors;

           (g) propose, authorize or effect any change or amendment to its articles, by-laws or equivalent Organizational Documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material Subsidiary of the Company;

           (h) make or agree to make any acquisition of assets which is material to the Company and its Subsidiaries, taken as a whole, except for (x) purchases of inventory in the ordinary course of business or
      (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in a single transaction (including in a series of related payments) in excess of $300,000 per annum, which purchase orders are not preexisting preproduction commitments or any budgeted expenditures for advertising in place at January 1, 1998; or

           (i) settle, pay or compromise any litigation (whether or not commenced prior to the date of this Agreement) outside of the ordinary course of business other than with the prior written consent of Furman.

           6.3  No Solicitation.

           (a) From and after the date hereof until the termination of this Agreement, the Company and its affiliates shall not, and shall instruct their representative officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant) (each, a "Representative") not to,

                (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving 10% or more of the assets or any securities of, any merger consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its Subsidiaries (such transactions being referred to herein as "Significant Transactions"),

                (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal for an Significant Transaction,

                (iii) agree to or endorse any proposal for an Significant Transaction, or

                (iv) authorize or permit the Company's or any of its affiliates' Representatives to take any such action.

           (b) The Company will promptly notify Furman of the receipt of any proposal for a Significant Transaction, the terms and conditions of such proposal and the identity of the person making it. The Company also will promptly notify Furman of any change to or modification of such proposal for a Significant Transaction and the terms and conditions thereof.

           (c) The Company shall immediately cease and cause its affiliates and its and their Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than LV and Furman) conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party (other than Investor) or in the possession of any Representative of any such party.

           6.4  Shareholders' Meeting.

           (a) The Company, acting through the Board, shall, in accordance with applicable law:

                (i) duly call, give notice of, convene and hold the 1998 Annual Meeting and cause to be presented for consideration and approval this Agreement and, if required, the Transaction Documents and the transactions contemplated hereby and thereby, to the extent applicable;

                (ii) prepare and file with the appropriate regulatory authorities such disclosure statements relating to this Agreement as may be required by applicable law, and use its reasonable efforts (A) to obtain and furnish the information required to be included by such regulatory authorities in any such disclosure statement and, after consultation with Furman, to respond promptly to any comments made by such regulatory authorities with respect to any such disclosure statement and cause all disclosure statements relating to this Agreement required to be distributed to its shareholders to be mailed to its shareholders in accordance with applicable law and (B) to obtain the necessary approvals, if any, of this Agreement by its shareholders; and

                (iii) include in the disclosure statements to regulatory authorities and its shareholders the Board Recommendation..

           (b) The Company represents that the disclosure statements required to be delivered to regulatory authorities and its Shareholders in connection with the consummation of the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable securities laws and, on the date filed with any such regulatory authority and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Furman, on the other hand, agree promptly to correct any information provided by either of them for use in any such disclosure statement if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary, to the extent required by law, to cause a revised disclosure statement to be filed with the appropriate regulatory authority and to be disseminated to the holders of Common Shares, in each case, as and to the extent required by applicable securities laws.

      7.   CONDITIONS TO FURMAN'S OBLIGATIONS AT CLOSING.

           The obligations of Furman to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

           7.1 Representations and Warranties. Each of the representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects (except that they shall be true and correct in all respects to the extent specifically qualified by materiality or Material Adverse Effect) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

           7.2 Performance. The Company shall have performed and complied in all material respects (except that such performance and compliance shall be in all respects to the extent such performance and compliance is specifically qualified by materiality or Material Adverse Effect) with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

           7.3 Compliance Certificate. The Company shall have delivered to Furman at the Closing a certificate signed on its behalf by its Chief Executive Officer certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

           7.4 No Litigation. There is no action, suit, investigation or proceeding by any governmental authority or third party before any court, arbitrator, administrative agency or other governmental authority pending or threatened against or affecting the Company or any of its Subsidiaries, any of their properties, revenues or assets, or this Agreement or any Transaction Document, which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially affect
 (i) in the opinion of Furman the value of the Common Shares or (ii) the Company's ability to perform its obligations under the Agreement or the Transaction Documents.

           7.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Furman (and its counsel), and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

           (a) Certified Charter Documents. A copy of the articles and by-laws of the Company (as amended through the Closing Date), certified by the Secretary of the Company as true and correct copies thereof as of the Closing.

           (b) Corporate Actions. A copy of the resolutions of the Board of Directors of the Company evidencing the approval of this Agreement and, the Transaction Documents and all transactions contemplated thereby and, the issuance of the Purchased Shares.

           7.6  Transaction Documents.

           (a) The Voting Trust Agreement, the Voting Agreement, the Shareholders Agreement and the Warrant Agreement, shall continue to be in full force and effect.

           (b) Each of the agreements described below, shall have been adopted or executed and delivered by the Persons party thereto, as the case may be, on or before the Closing:

                (i) the New Stock Option Plan and the stock option agreements between the Company and CKE Associates LLC, Furman and Maisel, which are the definitive documents and agreements which memorialize the terms set forth on the Stock Option Term Sheet; and

                (ii) the Employment Agreement between Furman and the Company which is one of the definitive agreements that memorialize the terms set forth on the Employment Agreement Term Sheet.

           7.7 Shareholder Approvals. Shareholder approval of this Agreement and, if required, the Transaction Documents and the transactions contemplated hereby and thereby, to the extent required shall have been obtained and, if requested by Investor, Shareholder Approvals for the New Stock Option Plan shall have been received.

           7.8 Board of Directors. Furman shall have been elected Chairman of the Board of Directors.

           7.9 Listing. The Purchased Shares shall have been approved for listing on the TSE, subject to notice of issuance.

           7.10 Opinion of Counsel. Furman shall have received from outside legal counsel for the Company an opinion, dated as of the date of Closing, in the form and substance acceptable to Furman and the substantive provisions of which are set forth on Schedule 7.10.

           7.11 Closing of Other Investment. The closing of the transactions contemplated by the Investment Agreement between the Company and LV, dated April 13, 1998 (the "LV Investment Agreement"), shall occur simultaneously with the Closing under this Agreement.

      8.   CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING.

           The obligations of the Company to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following conditions:

           8.1 Representations and Warranties. The representations and warranties of Furman contained in Section 5 shall be true and correct in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

           8.2 Payment of Purchase Price. Furman shall have delivered to the Company the Purchase Price for the Purchased Shares specified for Furman in Section 2 hereof in accordance with the provisions of Section 3.

           8.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and to the Company's legal counsel, and the Company shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

           8.4 Shareholder Approvals. Shareholder approval of this agreement and the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, to the extent required shall have been obtained.

           8.5 Listing. The Purchased Shares shall have been approved for listing on the TSE, subject to notice of issuance.

           8.6  Fairness Opinion.  The Company shall have received the CIBC
 Opinion.

           8.7 Private Placement Questionnaire. Furman shall have delivered a private placement questionnaire to the Toronto Stock Exchange.

      9.   TERMINATION.

           9.1  Termination.   This Agreement may be terminated and the
 transactions contemplated hereby may be abandoned:

           (a) by either the Company or Furman, if the Closing shall not have occurred prior to September 30, 1998;

           (b) by either the Company or Investor, if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

           (c) by Furman if either the Company or LV terminates this Agreement pursuant to the LV Investment Agreement.

           9.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.1, this Agreement will become void and of no further force and effect, except for the provisions of Sections 10.1, 10.3, 10.5, 10.9, 10.11, 10.12, 10.13, 10.14 and this Section 9.2;
 provided, however, nothing in this Section 9.2 will be deemed to release any party from any liability for breach by any such party of the terms and provisions of this Agreement or from the right to seek specific performance by or seek equitable relief or similar remedies from the other party of its obligations under this Agreement or any Transaction Document.

      10.  MISCELLANEOUS

           10.1 Survival. Except for the covenants and agreements contained in Section 10.11 hereof, which shall survive through the date prescribed in the applicable statute of limitations, the representations, warranties, covenants and agreements of the parties set forth in this Agreement shall not survive the Closing.

           10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may assign this Agreement without the prior written consent of the other party, except that Furman may assign his rights under this Agreement to trusts and other entities for bona fide estate planning purposes without the Company's consent.

           10.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

           10.4 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. funds.

           10.5 Public Announcements; Confidentiality. This Agreement, the Transaction Documents and any other related documents and the transactions contemplated hereby and thereby shall be kept confidential by the parties hereto until the Closing Date and no public announcement, press release or public filing concerning this Agreement, the Transaction Documents or any related documents or the transactions contemplated hereby and thereby shall be made by either party except with the consent of the other party or except as may be required by law and applicable stock exchange and NASDAQ regulations.

           10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           10.7 Time of Essence. Time shall be of the essence of this Agreement.

           10.8 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

           10.9 Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if personally delivered or sent by United States or Canadian mails or by telegram or telex confirmed by letter, or by facsimile transmission, receipt confirmed, to the address set forth below. All notices requiring timely attention shall be sent by facsimile transmission, telex or overnight mail. Any notice shall be deemed received, unless earlier received, (a) if sent by certified or registered mail, return receipt requested, when actually received, (b) if sent by overnight mail, on the next Business Day, (c) if sent by telegram or telex, on the date sent, and
 (d) if sent by facsimile transmission or delivered by hand, on the date of receipt.

           Notices to the Company shall be addressed as follows:

                Livent Inc.
                Suite 600
                165 Avenue Road
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:  Garth H. Drabinsky and
                            Myron I. Gottlieb

           with a copy to:

                Shearman & Sterling
                Commerce Court West
                199 Bay Street
                P.O. Box 247, Suite 4405
                Toronto, Ontario
                Canada M5L 1E8
                Fax No.:  (416) 360-2958

                Attention:  Brice T. Voran

           Notices to Furman shall be addressed as follows:

                c/o Schulte, Roth & Zabel
                900 Third Avenue
                New York, NY 10022
                U.S.A.
                Fax No.:  (212) 593-5955

                Attention:  Burton Lehman

           with a courtesy copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York 10022-3897
                U.S.A.
                Fax No.:  (212)  735-2000

                Attention:  Eric L. Cochran

           10.10 No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction, other than the anticipated payments by the Company to the persons and in the amounts as set forth in
 Schedule 10.10 attached hereto. Furman agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which Furman or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Furman from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

           10.11 Costs and Expenses. All costs in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby (including, irrespective of whether the Closing shall have occurred, costs incurred by Furman, which include, without limitation, reasonable solicitor and attorney fees) shall be borne by the Company, including in the event that the transactions contemplated by this Agreement fail to be consummated for any reason.

           10.12 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Furman. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Purchased Shares at the time outstanding, each future holder of such securities, and the Company.

           10.13 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

           10.14 Entire Agreement. This Agreement, together with any exhibits or schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

           10.15 Further Assurances. From and after the date of this Agreement, upon the request of Furman or the Company, the Company and Furman shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this A


           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     LIVENT INC.


                                     By: /s/ Garth H. Drabinsky
                                         ------------------------------
                                     Name:   Garth H. Drabinsky
                                     Title:  Chairman and
                                               Chief Executive Officer



                                     By: /s/ Roy L. Furman
                                         ------------------------------
                                        Roy L. Furman